Exhibit 10.3
August 31, 2010
Personal and Confidential
Ms. Laurie F. Gilner
1548 Highland Valley Circle
Chesterfield, MO 63005
Dear Laurie:
The purpose of this letter agreement is to amend Section 1 of your offer letter, dated July 26, 2010 (the “Offer Letter”), to reflect our mutual understanding and agreement that your employment with C.R. Gibson, LLC (“CRG”) will commence on September 2, 2010, rather than on September 7, 2010 as set forth in the Offer Letter. Accordingly, we agree that effective immediately Section 1 of the Offer Letter shall be amended in its entirety to read as follows:
1. Contract Term – The term of your employment will commence September 2, 2010 and will end September 6, 2013, unless terminated earlier by you or by CRG at any time as provided herein. Thereafter, your employment status with CRG will continue to be that of an employee at-will, subject to termination by either you or CRG at any time.
In all other respects, the Offer Letter shall remain in full force and effect according to its terms and conditions.
Please confirm your understanding of the foregoing provisions by executing the enclosed counterpart of this letter and returning the executed counterpart to me.
Sincerely yours,
Christopher J. Munyan
Chairman and Chief Executive Officer
C.R. Gibson, LLC
The aforementioned is confirmed as of this 31th day of August, 2010:

Laurie F. Gilner

cc: William G. Kiesling
402 BNA Dr. Building 100, Suite 600, Nashville, TN 37217 / 615-724-2800